UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

May 5, 2005

Date of Report (Date of earliest event reported)

DJ ORTHOPEDICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-16757	33-0978270
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2985 Scott Street
Vista, California		92081
(Address of principal executive offices)		(Zip Code)

(800) 336-5690

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement and Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On May 5, 2005, the Company completed an amendment to its credit agreement. The amended and restated credit agreement provides for total borrowings of $125 million, consisting of a term loan of $50 million, which was fully drawn at closing and $75 million available under a revolving line of credit, of which approximately $44 million was drawn at closing.  Under the amended and restated agreement, up to $25 million of outstanding borrowings may be denominated in British Pounds or Euros. Previously, the credit agreement consisted of a $100 million term loan, of which $94 million was owed, and a $30 million revolving line of credit on which no amounts had been drawn.  Borrowings under the term loan and on the revolving credit facility bear interest at variable rates (either a LIBOR rate or the lenders’ base rate, as elected by the Company) plus an applicable margin, which varies based on the Company’s leverage ratio. The new agreement reduced the Company’s interest rate to LIBOR plus an applicable margin of 1.25% to 2.00%, or the lenders’ base rate plus an applicable margin of 0.25% to 1.00%. At the Company’s current leverage ratio, the applicable interest rate is either LIBOR plus 1.50% or base rate plus 0.50%. Outstanding letters of credit under the revolving credit facility bear interest at variable rates plus a fronting fee of 0.125%.

The Company is required to make quarterly principal payments on the term loan of $1.25 million, beginning in September 2005 and increasing to $1.875 million in September 2007, $3.125 million in September 2008 and $5 million in September 2009. The balance of the term loan, if any, and any borrowings under the revolving credit facility are due in full on May 5, 2010. The Company is also required to make annual mandatory payments of the term loan in an amount equal to 50% of its excess cash flow if the Company’s ratio of total debt to consolidated EBITDA exceeds 2.25 to 1.00. Excess cash flow represents the Company’s net income adjusted for extraordinary gains or losses, depreciation, amortization and other non cash charges, changes in working capital, changes in deferred revenues, payments for capital expenditures and permitted acquisitions, repayment of certain indebtedness and payments for certain common stock repurchases.  In addition, the term loan is subject to mandatory prepayments in an amount equal to (a) 50% of the net cash proceeds of certain equity and debt issuances by the Company and (b) 100% of the net cash proceeds of certain asset sales or other dispositions of property by the Company, in each case subject to certain exceptions and certain leverage ratios.

The credit agreement imposes certain restrictions on the Company, including restrictions on the ability to incur indebtedness, incur or guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends or make other distributions (except for certain tax distributions), redeem or repurchase equity, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by the Company and its subsidiaries, make capital expenditures, grant liens, sell assets and engage in certain other activities. The amended and restated agreement provides less restriction than the Company’s previous agreement in most of these areas. Indebtedness under the credit agreement is secured by substantially all of the Company’s assets, including real and personal property, inventory, accounts receivable, intellectual property and other intangibles. The credit agreement requires the Company to maintain: a ratio of total debt to consolidated EBITDA of no more than 2.75 to 1.00 and a ratio of consolidated EBITDA to fixed charges of at least 1.50 to 1.00. At April 2, 2005, the ratio of total debt to consolidated EBITDA was approximately 1.58 to 1.00 and the ratio of consolidated EBITDA to fixed charges was approximately 3.67 to 1.00.  Material violations of these covenants and restrictions, or the payment terms described above, can result in an event of default and acceleration of the entire indebtedness.

Lenders participating in the amended credit agreement are Wachovia Capital Markets, LLC, Bank of the West, Wells Fargo Bank, National Association, Bank of America N.A., Union Bank of California, N.A., and General Electric Capital Corporation.

A copy of the amended credit agreement and a press release announcing the amendment are filed as Exhibit 10.1 and Exhibit 99.1, respectively, to this Current Report.

Item 9.01. Financial Statements and Exhibits.

(c)   Exhibits.

Exhibit No.	Document
10.1

Amended and Restated Credit Agreement, dated May 5, 2005, among dj Orthopedics, LLC, dj Orthopedics, Inc., certain foreign subsidiaries party thereto from time to time, Wachovia Bank, National Association, as administrative agent and lenders party thereto.

99.1	Press release dated May 5, 2005 relating to dj Orthopedics, Inc.’s amendment of its credit agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DJ ORTHOPEDICS, INC.
(Registrant)

Date:	May 9, 2005	BY:	/s/ VICKIE L. CAPPS
Vickie L. Capps
Senior Vice President, Finance and Chief Financial Officer
(Principal Financial Officer)